Exhibit 99.1

GeoVax Reports 2016 Year-End Financial Results

ATLANTA, GA, March 24, 2017 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing innovative human vaccines using its novel platform technology, today announced its financial results for the year ended December 31, 2016.

GeoVax reported a net loss for the year ended December 31, 2016 of $3.3 million, or $0.08 per share, based on 41.5 million weighted average shares outstanding. For the year ended December 31, 2015, the Company reported a loss of $2.7 million, or $0.08 per share, based on 32.0 million weighted average shares outstanding.

The Company reported revenues of $0.8 million for 2016, related to grants from the NIH, as compared to $0.4 million in 2015. Research and development (R&D) expenses were $2.0 million in 2016, compared with $1.7 million in 2015. General and administrative (G&A) expenses were $2.1 million in 2016, compared to $1.4 million in 2015. Cash balances were $0.5 million at December 31, 2016, compared to $1.1 million at December 31, 2015.

Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

About GeoVax

GeoVax Labs, Inc., is a clinical-stage biotechnology company developing human vaccines against infectious diseases using its Modified Vaccinia Ankara-Virus Like Particle (MVA-VLP) vaccine platform. The Company’s development programs are focused on preventive vaccines against HIV, Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa), and malaria, as well as therapeutic vaccines for chronic Hepatitis B infections and cancers. GeoVax’s vaccine platform supports in vivo production of non-infectious VLPs from the cells of the very person receiving the vaccine, mimicking a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. For more information, visit www.geovax.com.

Contact:

Robert T. McNally, Ph.D.

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

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GEOVAX LABS, INC.

Condensed Consolidated Statements of Operations Information

(amounts in thousands, except per share data)

	Year Ended
	December 31,
	2016	2015
Grant Revenue	$828	$428

Operating expenses:
Research and development	1,971	1,693
General and administrative	2,131	1,429
	4,102	3,122
Loss from operations	(3,274)	(2,694)
Interest income	2	5

Net loss	$(3,272)	$(2,689)

Net loss per common share	$(0.08)	$(0.08)

Weighted average shares outstanding	41,517	31,951

Condensed Consolidated Balance Sheet Information

(amounts in thousands)

	December 31,
	2016		2015
Assets:
Cash and cash equivalents		$454	$1,060
Other current assets		90	177
Total current assets		544	1,237

Property, net		55	84
Other assets		11	11
Total assets	$	e f610	$1,332

Liabilities and stockholders’ equity
Current liabilities		$370	$127
Stockholders’ equity		240	1,205
Total liabilities and stockholders’ equity		$610	$1,332

Shares Outstanding		55,235	31,951

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